Exhibit 99.1
For Immediate Release: July 11, 2018
Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424-652-6520, ext. 114 / 424-652-6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset® REIT II
Expands Credit Facility to $750 Million

El Segundo, Calif. (July 11, 2018) – Griffin Capital Company, LLC announced today on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the expansion of the REIT’s credit facility from $550 million to $750 million, expanding the availability of flexible and cost-effective capital to enable the company to continue executing its strategic plan and delivering results to shareholders. KeyBank, National Association serves as administrative agent of the credit facility. Joint lead arrangers and joint bookrunners are KeyBanc Capital Markets, Merrill Lynch, Pierce, Fenner and Smith Incorporated, Capital One, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, and U.S. Bank National Association. Other participants include Fifth Third Bank, Associated Bank, National Association and Regions Bank.

“We are pleased to complete this refinancing as it extends the maturity, lowers financing costs and provides us with ongoing flexibility and access to more than $200 million of undrawn borrowing capacity as of the closing date, soundly positioning us for continued growth,” explained Javier Bitar, chief financial officer of the REIT.  “We appreciate the support of the premier financial institutions that have elected to partner with us in this credit facility and the confidence they have expressed in our business model and the strength of our financial position.”

The credit facility may be utilized to acquire, finance or re-finance properties, as well as for other corporate purposes. Additionally, several important terms were modified to improve funding capacity and to reduce financing costs.

Post renewal, the term loan portion of the credit facility matures on June 28, 2023 and the revolver portion matures on June 28, 2022, but may be extended for one additional year by the REIT upon the satisfaction of certain conditions. At the option of the REIT’s operating partnership, draws under the facility bear interest at per annum rates equal to (1) for Eurodollar Borrowings, the Adjusted LIBO Rate plus a margin ranging from 1.25 percent to 2.20 percent based on the REIT’s consolidated leverage ratio or (2) for Alternate Base Rate Borrowings, the greater of KeyBank, National Association’s prime rate or the Federal Funds Effective Rate plus 0.50 percent, plus a margin ranging from 0.25 percent to 1.20 percent based on the REIT’s consolidated leverage ratio.

About Griffin Capital Essential Asset REIT II

Griffin Capital Essential Asset REIT II, Inc. is a publicly registered, non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. As of June 30, 2018, Griffin Capital Essential Asset REIT II, Inc. has acquired 35 office and industrial buildings totaling approximately 7.3 million rentable square feet and asset acquisition value of approximately $1.1 billion. Griffin Capital Essential Asset REIT II, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC ("Griffin Capital").

About Griffin Capital Company, LLC

Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with $10.5 billion* in assets under management. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22.0 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures. As of June 30, 2018.

To learn more about Griffin Capital Company, please visit https://www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,”

“intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.

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